RICHARDSON & PATEL LLP

December [___], 2011

CyberDefender Corporation
617 West 7th Street, Suite 1000
Los Angeles, California 90017

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by CyberDefender Corporation, a Delaware corporation (the “Company”), pursuant to that certain Underwriting Agreement dated [_______________] [__], 2011, between the Company and Aegis Capital Corp acting severally on behalf of itself and the underwriters named in Schedule I thereto, of up to an aggregate of [_____________] shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (including up to [____________] shares that may be sold pursuant to the exercise of an over-allotment option), pursuant to the Registration Statement on Form S-1 (File No. 333-178181), as it may be amended from time-to-time (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on November 25, 2011 and the prospectus to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation, as amended, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,